Exhibit 99.1

Avalon Expands into Colombian Oil Operations
Tuesday November 13, 3:00 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil and Gas, Inc. (Avalon) (OTCBB:AOGN -
News)(FWB:A3MA.F) announced the company has executed a Letter of Intent for the acquisition of an interest in the Mecaya 1 oil discovery in Colombia. This acquisition is the result of a two year search to evaluate suitable development projects in Colombia, one of the most active exploration areas in Latin America.

Under the terms of the Letter of Intent, Avalon will acquire a 15% interest in the 74,000 acre Mecaya Block in Colombia. This concession contains the Mecaya 1 oil discovery and two other wells which have tested oil. Avalon's acquisition further benefits from its qualification for the highly favorable National Hydrocarbon Agency (ANH) fiscal terms. The Mecaya 1 well was drilled by the Colombian National Oil Company, Ecopetrol, in 1989. It tested approximately 665 BOPD (barrels of oil per day) of 27 (degree) API oil, with no water from a sand reservoir at approximately 7,200 feet.


Mecaya Discovery


The Mecaya discovery is offset by the Caiman 3 well located 1.6 kilometers to the west, which tested 38 BOPD of 25 (degree) API oil from a separate sand reservoir. The consortium holding this block plans to reenter the Mecaya 1 well and place it on long term production test within six months to establish a stable production rate and assess the size of the oil accumulation. While the full extent of the Mecaya discovery is not known at this time, based upon the existing seismic data it is believed to range from 3 to 10 million barrels of recoverable oil.

Kent A. Rodriguez, Avalon's President and CEO, commented, "This participation in the Mecaya contract is an important addition to Avalon's portfolio of oil and gas properties. We believe that obtaining access to high-quality producing concessions in Latin America will greatly enhance shareholder value."

"At current oil prices, it is rare for a company to be able to acquire an interest in a development project at near ground floor terms, especially in an area which has among the best fiscal terms in Latin America, as is the case with the Mecaya project," added Avalon Director, Stephen Newton.


Talora Block


The Letter of Intent also provides for Avalon to earn a 20% interest in the Talora Block, which is located in the Middle Magdalena basin of Colombia. This 108,000 acre block is located 75 kilometers west of Bogota and is near several producing oil fields, including the 117 million barrel Guando field which is operated by Petrobras. It is also adjacent to the Mana field which contains 10 wells which typically flow 500 to 600 BOPD of 30 (degree) API oil from high quality sands at approximately 5500 feet. Partners in the Talora Block include PEI, a Colombian operator of several exploration and development blocks in the country, and PetroSouth Energy (OTCBB:PSEG - News). According to PetroSouth, the Talora Block contains 5 prospects with combined potential reserves of 209 MMBO.

"Avalon is extremely fortunate to be able to layer the rich potential reserves in Talora on top of the existing production that will be realized in the short term from the Mecaya Block," commented Menno Wiebe, Avalon's Colombian exploration strategist. "We will continue to identify additional investment opportunities in Colombia to complement our expanded portfolio."


Colombian Oil Industry


Colombia is currently the scene of one of the highest levels of exploration and development activity in Latin America, with investment at a 20-year high. This recent surge in activity is the result of the country's dramatically improved fiscal terms which were introduced in 2004; along with greatly enhanced security in most parts of the country. The new fiscal terms include: the elimination of



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the state oil company back-in right; reduced, field size-adjusted royalties; and
low annual ground rents. Colombia has recently augmented these bold initiatives by eliminating the remittance tax and reducing the corporate tax rate to 35%. Avalon moved to invest in the expanding oil industry as the resilience of the positive new operating environment conditions was demonstrated. The recent success in Colombia of a number of small companies such as: Gran Tierra Energy (OTCBB:GTRE - News), Pacific Stratus, Solana Resources Ltd. (TSX-V:SOR / AIM:SORL), C & C, Lewis Energy Group, and PetroSouth Energy, as well as the entry into the country of large players such as ExxonMobil and BHP Billiton validates this assertion. Avalon's management looks forward to participating in this exciting new exploration arena.


About Avalon Oil & Gas, Inc.


Avalon Oil & Gas, Inc. is an oil and gas investment company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities through Oiltek, Inc., Avalon's majority-owned subsidiary.


Forward-Looking Statements


This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.


FOR FURTHER INFORMATION, please visit the company's website at www.avalonoil.com.


Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent A. Rodriguez, CEO, 952-746-9655
F: 952-746-5216

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                                                  Source: Avalon Oil & Gas, Inc.